DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT (the “Agreement’) is entered into as of July 18, 2017 among ETF Series Solutions (the “Trust”), a Delaware statutory trust, on behalf of the Nationwide funds currently authorized or subsequently authorized by the Trust to this Agreement, Quasar Distributors, LLC, a Delaware limited liability company (the “Distributor”), and Nationwide Fund Advisors, a Delaware limited liability company and the investment advisor to the Trust (the “Adviser”).

******

WHEREAS, the Trust is registered as an open-end management investment company organized as a statutory trust and comprised of a number of series, each series representing a portfolio of securities (each a “Fund” and collectively, the “Funds”), having filed with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form N-1A under the Securities Act of 1933, as amended (the “1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”) (such registration statement as amended or supplemented at the time in effect, the “Registration Statement”);

WHEREAS, the Trust intends to create and redeem shares (the “Shares”) of each Fund  on a continuous basis only in aggregations of Shares constituting a Creation Unit as such term is defined in the Registration Statement;

WHEREAS, the Shares of each Fund will be listed on one or more national securities exchanges (together, the “Listing Exchanges”);

WHEREAS, the Trust desires to retain the Distributor to act as the distributor with respect to the issuance and distribution of Creation Units of each Fund, hold itself available to receive and process orders for such Creation Units in the manner set forth in the Registration Statement, and to enter into arrangements with broker-dealers who may solicit purchases of Creation Units and with broker-dealers and others to provide for servicing of shareholder accounts and for distribution assistance, including broker-dealer and shareholder support;

WHEREAS, the Distributor is a registered broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and a member of the Financial Industry Regulatory Authority (“FINRA”) (the successor organization to the National Association of Securities Dealers, Inc.); and

WHEREAS, the Distributor desires to provide the services described herein to the Trust.

NOW, THEREFORE, in consideration of the mutual premises and covenants hereinafter contained, intending to be legally bound, the Trust and Distributor hereby agree as follows:

ARTICLE 1. Sale of Creation Units; Services. The Trust grants to the Distributor the right to  sell Creation Units of each Fund, on the terms and during the term of this Agreement and subject to the registration requirements of the 1933 Act, the rules and regulations of the SEC, and the Distributor hereby accepts such appointment and agrees to act in such capacity hereunder.

ARTICLE 2. Solicitation of Sales. In consideration of these rights  granted to the Distributor,  the Distributor agrees to use all reasonable efforts in connection with the distribution of Creation Units of the Trust; provided, however, that the Distributor shall not be prevented from entering into like arrangements with other issuers.

ARTICLE 3. Authorized Representations. The Distributor is not authorized by the Trust to give any information or to make any representations other than those contained in the then currently effective prospectus, statement of additional information, Registration Statement or contained in shareholder reports or prepared by or on behalf of the Trust for the Distributor’s use.

ARTICLE 4. Registration of Shares. The Trust agrees that it will take all action necessary to register an unlimited number of Shares under the 1933 Act.  The Trust shall make available to  the Distributor such number of copies of its currently effective prospectus and statement of additional information as the Distributor may reasonably request. The Trust shall furnish to the Distributor copies of all information, financial statements and other papers which the Distributor may reasonably request for use in connection with the distribution of Creation Units of the Trust. The Trust represents and warrants that it has or will have made as of the date on which Distributor begins distributing Creation Units, all applicable filings to exempt the Creation Units from registration under applicable rules and regulations.

ARTICLE 5.  Communications with the Public.  The Distributor shall cooperate with the Trust  or its agent in the development of all proposed advertisements and sales literature (“Communications with the Public”) relating to the Fund. The Trust and Adviser represent that they will not use or authorize the use of any Communications with the Public unless and until such materials have been approved and authorized for use by the Distributor. The Distributor agrees to review all proposed Communications with the Public for compliance with applicable laws and regulations, and shall file with appropriate regulators those it believes are in  compliance with such laws and regulations. The Distributor agrees to furnish to the Trust any comments provided by regulators with respect to such materials and to use its best efforts to obtain the approval of the regulators to such materials.

ARTICLE 6.   Compensation. As compensation for providing the services under this Agreement:

(a)
The Distributor shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit A hereto (as amended from time to time). The Distributor shall also be reimbursed for such miscellaneous expenses as are reasonably incurred by the Distributor in performing its duties hereunder. The Adviser shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee expense subject to a good faith dispute. The Adviser shall notify the Distributor in writing within 30 calendar days following receipt of each invoice if the Adviser is disputing any amounts in good faith. The Adviser shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid.  With the exception of any fee or  expense the Adviser is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1 ½ % per month after the due date. Notwithstanding anything to the contrary, amounts owed by the Adviser to the Distributor shall only be paid out of the assets and property of the particular Fund involved. Such fees and expenses shall be paid to the Distributor by the Adviser from Rule 12b-1 fees payable by the appropriate Fund or, if the Fund does not have a Rule 12b-1 plan, or if Rule 12b-1 fees are not sufficient to pay such fees and expenses, or if the Rule 12b-1 plan is discontinued, or if the Adviser otherwise determines that Rule 12b-1 fees shall not, in whole or in part, be used to pay the Distributor, the Adviser shall be responsible for the payment of the amount of such fees and expenses  not covered by Rule 12b-1 payments.

(b)
The Distributor shall not bear the cost and expenses of (i) the registration of the Creation Units for sale under the 1933 Act and (ii) the registration or qualification of the Shares for sale under the securities laws of the various states and applicable
U.S. territories.

(c)
The Distributor shall pay (i) all expenses relating to Distributor’s broker-dealer qualification and registration under the 1934 Act; (ii) the expenses incurred by the Distributor in connection with routine FINRA filing fees (other than those filing fees for which the Adviser reimburses the Distributor); and (iii) all other expenses incurred in connection with the distribution services provided under this Agreement that are not reimbursed by the Adviser, including office space, equipment, and personnel as may be necessary or convenient to provide the services.

(d)
Notwithstanding anything in this Agreement to the contrary, the Distributor and its affiliates may receive compensation or reimbursement from the Adviser with respect to any services not included under this Agreement, as may be agreed upon by the parties from time to time.

ARTICLE 7. Indemnification of Distributor. The Trust or the Adviser agrees to indemnify, defend and hold harmless the Distributor and each of its directors and officers and each person, if any, who controls the Distributor within the meaning of Section 15 of the 1933 Act against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages, or expense and reasonable counsel fees and disbursements incurred in connection therewith), (i) arising by reason of any person acquiring any Shares or Creation Units, based upon the ground that the registration statement, prospectus, shareholder reports or other information filed or made public by the Trust or Adviser (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements made not misleading or (ii) arising by any breach by the Trust or Adviser of any representation, warranty  or covenant made by the Trust or Adviser in this Agreement. However, the Trust or Adviser do not agree to indemnify the Distributor or hold it harmless to the extent that the statements or omission was made in reliance upon, and in conformity with, information furnished to the Trust or Adviser by or on behalf of the Distributor.

In no case (i) is the indemnity of the Trust or Adviser to be deemed to protect the Distributor against any liability to the Trust or its Shareholders or the Adviser to which the Distributor or such person otherwise would be subject by reason of willful misconduct, bad faith or negligence in the performance of the Distributor’s duties or by reason of its reckless disregard of the Distributor’s obligations and duties under this Agreement, or (ii) is the Trust to be liable to the Distributor under the indemnity agreement contained in this Article 7 with respect to any claim made against the Distributor or any person indemnified unless the Distributor or other person shall have notified the Trust or Adviser in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Distributor or such other person (or after the Distributor or the person shall have received notice of service on any designated agent). However, failure to notify the Trust or Adviser of any claim shall not relieve the Trust or Adviser from any liability which it may have to the Distributor or any person against whom such action is brought otherwise than on account of its indemnity agreement contained in this paragraph.

The Trust or Adviser shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the Trust or Adviser elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Trust or the Adviser and satisfactory to the indemnified defendants in the suit whose approval shall not be unreasonably withheld. In the event that the Trust or the Adviser elects to assume the defense of any suit and retain legal counsel, the indemnified defendants shall bear the fees and expenses of any additional legal counsel retained by them. If the Trust or the Adviser does not elect to assume the defense of a suit, it will reimburse the indemnified defendants for the reasonable fees and expenses of any legal counsel retained by the indemnified defendants.

The Trust or Adviser agrees to notify the Distributor promptly of the commencement of any litigation or proceedings against it or any of its officers or Trustees in connection with the issuance or sale of any of its Shares or Creation Units.

ARTICLE 8. Indemnification of Trust and Adviser. The Distributor covenants and agrees that it will indemnify and hold harmless the Trust and Adviser and each of its Trustees or Directors, officers, employees and each person, if any, who controls the Trust within the meaning of  Section 15 of the 1933 Act, against any loss, liability, damages, claim or expense (including the reasonable cost of investigating or defending any alleged loss, liability, damages, fines, claim or expense and reasonable counsel fees incurred in connection therewith) (i) based upon the 1933 Act or any other statute or common law and arising by reason of any person acquiring any  Shares or Creation Units, and alleging a wrongful act of the Distributor or any of its employees  or alleging that the registration statement, prospectus, shareholder reports or other information filed or made public by the Trust or Adviser (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements not misleading, insofar as the statement or omission was made in reliance upon and in conformity with information furnished to the Trust or Adviser by or on behalf of the Distributor, (ii) arising out of any breach by the Distributor of any term of this Agreement  and  any  representation,  warranty  or  covenant  made  by  the  Distributor  in   this Agreement or (iii) arising from the negligent or intentional acts or omissions of Distributor or its affiliated and subsidiary companies or their respective officers, directors, employees, agents, contractors, successors, or assigns.

In no case (i) is the indemnity of the Distributor in favor of the Trust or Adviser or any other person indemnified to be deemed to protect the Trust or any other person against any liability to which the Trust or Adviser or such other person would otherwise be subject by reason of willful misconduct, bad faith or negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the Distributor to be liable under its indemnity agreement contained in this paragraph with respect to any claim made against the Trust or any person indemnified unless the Trust or person, as the case may be, shall have notified the Distributor in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Trust or upon any person (or after the Trust or such person shall have received notice of service on any designated agent). However, failure to notify the Distributor of any  claim shall not relieve the Distributor from any liability which it may have to the Trust or any person against whom the action is brought otherwise than on account of its indemnity agreement contained in this paragraph.

The Distributor shall be entitled to participate, at its own expense, in the defense or, if it so  elects, to assume the defense of any suit brought to enforce the claim, but if the Distributor elects to assume the defense, the defense shall be conducted by legal counsel chosen by the Distributor and satisfactory to the indemnified defendants whose approval shall not be unreasonably withheld. In the event that the Distributor elects to assume the defense of any suit and retain counsel, the defendants in the suit shall bear the fees and expenses of any additional legal  counsel retained by them. If the Distributor does not elect to assume the defense of any suit, it will reimburse the indemnified defendants in the suit for the reasonable fees and expenses of any counsel retained by them.

The Distributor agrees to notify the Trust or the Adviser promptly of the commencement of any litigation, regulatory action (including an investigation) or proceedings against it or any of its officers in connection with the issue and sale of any of the Trust’s Shares or Creation Units.

ARTICLE 9. Consequential Damages. In no event  and under no circumstances  shall either  party to this Agreement be liable to anyone, including without limitation, the other party, for consequential damages for any act or failure to act under any provision of this Agreement.

ARTICLE 10. Effective Date, Term, and Termination. This Agreement shall become effective with respect to each Fund as of the date the applicable Fund commences operations. Unless sooner terminated as provided herein, this Agreement shall continue in force for two years from the date hereof, and is renewable annually thereafter, provided that such continuance is approved annually by (i) the vote of a majority of the Trustees of the Trust or the vote of a majority of the outstanding voting securities of the applicable Fund, and (ii) the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or “Interested Persons” of any such party, cast in person at a meeting called for the purpose of voting on the approval. This Agreement may be terminated at any time without penalty, on not less than sixty days’ prior written notice, by the Trust’s Board of Trustees, by vote of a majority of the outstanding voting securities of the applicable Fund; or by any party upon not less than sixty days’ prior written notice to the other parties; and shall automatically terminate upon its assignment. As used in this paragraph the terms “vote of a majority of the outstanding voting securities,” “assignment” and “interested person” shall have the respective meanings specified in the 1940 Act.

ARTICLE 11. Notices. All notices provided for or permitted under this Agreement shall be deemed effective upon receipt, and shall be in writing and (a) delivered personally, (b) sent by commercial overnight courier with written verification of receipt, or (c) sent by certified or registered U.S. mail, postage prepaid and return receipt requested, to the party to be notified, at the address for such party set forth below.

Notices to the Distributor shall be sent to the attention of:
Quasar Distributors, LLC
Attn: President
615 East Michigan Street
Milwaukee, Wisconsin 53202

Notice to the Trust shall be sent to:
ETF Series Solutions
Attn: Fund Administration
615 East Michigan Street
Milwaukee, WI 53202

Notices to the Adviser shall be sent to:
Nationwide Fund Advisors
10 West Nationwide Blvd
5-02-210T
Columbus, OH 43215
Attn:  Lee Cummings

ARTICLE 12. Limitation of Liability. A copy of the Agreement and Declaration of Trust is on file with the Secretary of State of the State of Delaware, and notice is hereby given that this Agreement is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders of the Trust individually but binding only upon the assets and property of the Trust.

ARTICLE 13. Compliance.  Distributor and the Trust shall monitor, comply with and implement any tasks or requirements relating to all existing, changes to, and new federal, state or local laws, ordinances, regulations, rules, decisions, orders or requirements (collectively “Laws”) that (i) are applicable to the services considered in this Agreement.

ARTICLE 14. Entire Agreement; Amendment; Assignment. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement, draft or proposal with respect  to the subject  matter hereof. The terms  of this Agreement  shall  not  be waived,   altered, modified, amended or supplemented in any manner whatsoever except by a written instrument signed by the Distributor, the Trust and the Adviser. This Agreement will automatically terminate in the event of its assignment.

ARTICLE 15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin without regard to conflicts of law principles. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

ARTICLE 16. Counterparts. This Agreement may be executed in two or more counterparts, all  of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. This Agreement shall be deemed executed by both parties when any one or more counterparts hereof or thereof, individually or taken together, bears the original or facsimile signatures of each of the parties.

ARTICLE 17. Force Majeure. No breach of any obligation of a party to this Agreement (other than obligations to pay amounts owed) will constitute an event of default or breach to the extent  it arises out of a cause, existing or future, that is beyond the control and without negligence of  the party otherwise chargeable with breach or default, including without limitation: strike; lockout or other labor dispute; flood; war; riot; theft; act of terrorism, earthquake or natural disaster. Either party desiring to rely upon any of the foregoing as an excuse for default or breach will, when the cause arises, give to the other party prompt notice of the facts which constitute such cause; and, when the cause ceases to exist, give prompt notice thereof to the other party.

ARTICLE 18. Severability. Any provision of this Agreement that is determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. If a court of competent jurisdiction declares any provision of this Agreement  to be invalid or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, or area of the provision, to delete specific words or phrases, or to replace the provision with a provision that is valid and enforceable and that comes closest to expressing the original intention of the parties, and this Agreement shall be enforceable as so modified.

ARTICLE 19. Proprietary and Confidential Information. The Distributor agrees on behalf of itself and its managers, officers, and employees to treat confidentially and as proprietary information of the Trust and the Adviser, all records and other information relative to the Trust and Adviser, and prior, present or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Trust or Adviser, which approval shall not be unreasonably withheld and may not be withheld where the Distributor may be exposed to civil or criminal contempt proceedings  for  failure  to  comply,  (ii)  when  requested  to  divulge  such  information by duly constituted authorities, or (iii) when so requested by the Trust or the Adviser. Records and other information which have become known to the public through no wrongful act of the Distributor or any of its employees, agents or representatives, and information that was already in the possession of the Distributor prior to receipt thereof from the Trust or its agent, shall not be subject to this paragraph.

Further, the Distributor will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In this regard, the Distributor shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Trust and its shareholders.

ARTICLE 20. Use of Name.

(a)
The Trust shall not use the name of the Distributor, or any of its affiliates, in any prospectus or statement of additional information, sales literature, and other material relating to the Trust in any manner without the prior written consent of the Distributor (which shall not be unreasonably withheld); provided, however, that the Distributor hereby approves all lawful uses of the names of the  Distributor and its affiliates in the prospectus and statement of additional information of the Trust and in all other materials which merely refer in accurate terms to their appointment hereunder or which are required by applicable law, regulations or otherwise by the SEC, FINRA, or any state securities authority.

(b)
Neither the Distributor nor any of its affiliates shall use the name of the Trust in any publicly disseminated materials, including sales literature, in any manner without the prior written consent of the Trust (which shall not be unreasonably withheld); provided, however, that the Trust hereby approves all lawful uses of its name in any required regulatory filings of the Distributor which merely refer in accurate terms to the appointment of the Distributor hereunder, or which are required by applicable law, regulations or otherwise by the SEC, FINRA, or any state securities authority.

(c)
The Trust, Distributor, or any of the Trust’s or Distributor’s affiliates shall not use the name of the Adviser, or any of its affiliates, in any publicly disseminated materials, including sales literature, in any manner, without the prior written consent of the Adviser (which shall not be unreasonably withheld); provided, however, that the Adviser hereby approves all lawful uses of its name in any required regulatory filings of the Trust or Distributor which are required by applicable law, regulations or otherwise by the SEC, FINRA, or any state securities authority.

ARTICLE 21. Representations, Warranties and Covenants.

(a)	The Trust represents, warrants and covenants that:

i.
it is duly organized, validly existing and in good standing under the laws of  the state of its formation, and has all requisite power under the laws of such state and applicable federal law to conduct its business as now being conducted and to perform its obligations as contemplated by this Agreement;

ii.
this Agreement has been duly authorized by the board of trustees of the Trust, including by unanimous affirmative vote of all of the independent directors of the Trust and, when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms;

iii.
it shall timely perform all obligations identified in this Agreement as obligations of the Trust, including, without limitation, providing the Distributor with all marketing materials reasonably requested by the Distributor and giving all necessary consents or approvals in good faith and within a timely manner;

iv.
it is not a party to any, and there are no, pending or threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations or inquiries (collectively, “Actions”) of any nature against it, its adviser or its properties or assets which could, individually or in the aggregate, have a material effect upon its business or financial condition, and there is no injunction, order, judgment, decree, or regulatory restriction imposed upon it or any of its properties or assets;

v.	it is an investment company that is duly registered under all applicable laws and regulations, including, without limitation, the 1940 Act, and each Fund is a separate series of the Trust;

vi.
it is and will continue to be in compliance with all applicable laws and regulations aimed at the prevention and detection of money laundering and/or the financing of terrorism activities including Bank Secrecy Act, as amended by USA PATRIOT Act, U.S. Treasury Department, including the Office of Foreign Asset Control (“OFAC”), Financial Crimes and  Enforcement Network (“FinCEN”) and the SEC;

vii.
it has adopted an anti-money laundering compliance program (“AML Program”) that satisfies the requirements of all applicable laws and regulations; (ii) undertakes to carry out its AML Program to the best of its ability; (iii) will promptly notify the Trust and the Adviser if an inspection by the appropriate regulatory authorities of its AML Program identifies any material deficiency; and (vi) will promptly remedy any material deficiency of which it learns;

viii.
each Prospectus has been prepared in accordance with all applicable laws  and regulations and, at the time such Prospectus was filed with the SEC and became effective, no Prospectus will include an untrue statement of a material fact or omit to state a material fact that is required to be stated therein so as to make the statements contained in such Prospectus not misleading. As used in this Agreement, the term “Prospectus” means any prospectus, registration statement, statement of additional information, proxy solicitation and tender offer materials, annual or other periodic report of the Trust or any Fund of the Trust or any advertising, marketing, shareholder communication, or promotional material generated by the Trust or an Adviser from time to time, as appropriate, including all amendments or supplements thereto and applicable law;

ix.
it will notify the Distributor as soon as reasonably practical in advance of any matter which could materially affect the Distributor’s performance of its duties and obligations under this Agreement, including any amendment to the Prospectus;

x.	it will provide Distributor with a copy of each Prospectus as soon as reasonably possible prior to or contemporaneously with filing the same with an applicable regulatory body;

xi.
it shall fully cooperate with requests from government regulators and the Distributor for information relating to customers and/or transactions involving the Creation Units, as permitted by law, in order for the Distributor to comply with its regulatory obligations; and

xii.
in the event it determines that it is in the interest of the Trust to suspend or terminate the sale of any Creation Units, the Trust shall promptly notify the Distributor of such fact in advance and in writing prior to the date on which the Trust desires to cease offering the Creation Units.

(b)	Distributor hereby represents, warrants and covenants as follows:

i.
it has full power, right and authority to execute and deliver this Agreement  and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all requisite actions on its part, and no other proceedings on its part are necessary to approve this Agreement or to consummate the transactions contemplated hereby; this Agreement has been duly executed and delivered by it; this Agreement constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms;

ii.it has (a) conducted a review of its supervisory controls system and has made available to the Trust the most current report of such review and any updates  thereto  and  (b)  will  make  available  to  the  Trust  and  Adviser for inspection a report of any changes in how it conducts its business that would materially change the results of its most recent review of its supervisory controls system and any other changes to its business that would affect the business of the Trust or the Trust’s investment adviser;

iii. it (a) shall maintain in effect a business interruption plan, and enter into any agreements necessary with appropriate parties making reasonable provisions for emergency use of electronic data processing equipment customary in the industry and (b) take commercially reasonable steps to minimize service interruptions in the event of equipment failures at no additional expense to the Trust;

iv.
it is not a party to any, and there are no, pending or threatened Actions of any nature against it or its properties or assets which could, individually or in the aggregate, have a material effect upon its business or financial condition, and there is no injunction, order, judgment, decree, or regulatory restriction imposed specifically upon it or any of its properties or assets;

v.	it is registered as a broker-dealer with the SEC under the 1934 Act and a member of FINRA in good standing;

vi.
in connection with all matters relating to this Agreement, it will comply with the requirements of the 1933 Act, the 1934 Act, the 1940 Act, the regulations of FINRA and all other applicable federal or state laws and regulations, including maintenance of all records that such laws and regulations specifically require Distributor to maintain in its capacity as principal underwriter in connection with the offer and sale of Shares of the Fund.

vii.
it shall provide to the Trust, the Adviser, and the Fund such information regarding Distributor’s policies and procedures (including material changes to such policies and procedures and material compliance matters) as may be reasonably requested to enable the Fund to comply with its obligations under Rule 38 a-1.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

ETF SERIES SOLUTIONS		QUASAR DISTRIBUTORS, LLC

By:	/s/ Michael D. Barolsky	By:	/s/ James R. Schoenike
Name: Michael D. Barolsky		Name: James R. Schoenike
Title: Vice President & Secretary		Title: President

NATIONWIDE FUND ADVISORS
By:__/s/ Shannon L. Puhl_______________________________

Name: Shannon L. Puhl_________________________________

Title:_Director, Procurement

 SCHEDULE A TO THE DISTRIBUTION AGREEMENT - NATIONWIDE

Base Fee for Quasar Distributors, LLC – Regulatory Distribution Services at July 18, 2017

The following reflects the greater of the basis point fee or annual minimum1 for Funds in the ETF Series Solutions (ESS) Trust where Nationwide acts as Adviser to the Fund.2

Annual Minimum per Fund

Funds 1-5 $[ ]

Funds 6-10 $[ ]

Funds 11+ $[ ]

Basis Points on Trust AUM

First $1b [ ] bp
Balance [ ] bp

Each fund, regardless of asset size, will have fees allocated to it equal to the per fund minimum Fees are calculated pro rata and billed monthly

Quasar Distributors, LLC Regulatory Distribution Services in addition to Base Fee

Standard Advertising Compliance Review

▪	$[ ]per communication piece for the first 10 pages (minutes if audio or video); $[ ]per page (minute if audio or video) thereafter.

▪
$[ ]FINRA filing fee per communication piece for the first 10 pages (minutes if audio or video); $[ ]per page (minute if audio or video) thereafter. FINRA filing fee subject to change. (FINRA filing fee may not apply to all communication pieces.)

Expedited Advertising Compliance Review

▪	$[ ]for the first 10 pages (minutes if audio or video); $[ ]per page (minute if audio or video) thereafter, 24 hour initial turnaround.

▪
$[ ]FINRA filing fee per communication piece for the first 10 pages (minutes if audio or video); $[ ]per page (minute if audio or video) thereafter. FINRA filing fee subject to change. (FINRA filing fee may not apply to all communication pieces.)

Miscellaneous Expenses

Reasonable Miscellaneous expenses incurred by the Distributor in connection with activities primarily intended to result in the sale of shares, including, but not limited to:

▪	Typesetting, printing and distribution of prospectuses and shareholder reports
▪	Production, printing, distribution, and placement of advertising, sales literature, and materials
▪	Engagement of designers, free-lance writers, and public relations firms
▪	Postage, overnight delivery charges
▪	FINRA registration fees/other costs to fulfill regulatory requirements.
▪	Record retention (Including RR email correspondence if applicable)
▪	Travel, lodging, and meals
▪	Website Hosting- third-party data provider costs, brochures, and other sales support materials – Project priced via Quasar proposal

The Following are OPTIONAL Services Provided by Quasar upon Client Request

Licensing of Investment Advisor’s Staff (if desired)

▪	$[ ]per year per registered representative
▪	Quasar sponsors the following licenses: Series 6, 7, 24, 26, 27, 63, 66
▪	$$[ ]per FINRA designated branch location
▪	All associated FINRA and state fees for registered representatives, including license and renewal fees

Fund Fact Sheets

▪	Design - $[ ]per fact sheet, includes first production
▪	Production $[ ]per fact sheet per each production period
▪	All printing costs are Miscellaneous expenses in addition to the design and production fees